EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 3, 2016—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2016, of $27.9 million, or 80 cents per share, compared to $28.4 million, or 82 cents per share, for the same period in the prior year.

During the third quarter of 2016, utility operations experienced an increase in operating and maintenance costs contributing to the decrease in net income compared to the same period in the prior year. Electric customer usage increased due to more favorable weather conditions partially offsetting the increase in costs.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 146,000 customers in Dane County, Wis., and purchases and distributes natural gas to 152,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended September 30,	2016	2015
Operating revenue	$136,717	$140,795
Operating income	$46,527	$46,177
Net income	$27,880	$28,354
Earnings per share (basic and diluted)	$0.80	$0.82
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Nine Months Ended September 30,	2016	2015
Operating revenue	$405,820	$433,055
Operating income	$104,270	$102,077
Net income	$61,058	$60,111
Earnings per share (basic and diluted)	$1.76	$1.73
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com